Exhibit 8.3

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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July 26, 2017	FRANKFURT
HONG KONG
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MOSCOW

Crown Castle International Corp.

1220 Augusta Drive, Suite 600

Houston, TX 77057

Re:	Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to Crown Castle International Corp., a Delaware corporation (“Crown Castle”), in connection with the offering (the “Offering”) of shares of common stock, par value $0.01 per share, of Crown Castle as described in the prospectus supplement, dated July 21, 2017 (the “Prospectus Supplement”), to the registration statement filed with the Securities Exchange Commission on Form S-3ASR (File No. 333-203074) (the “Registration Statement,” and together with the Prospectus Supplement, the “Offering Documents”). You have requested our opinion regarding Crown Castle’s qualification as a real estate investment trust (a “REIT”) commencing with its taxable year ending December 31, 2014.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Offering Documents and such other documentation and information provided to us by Crown Castle as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, Crown Castle has provided us with, and we are relying upon, a certificate containing certain factual statements, factual representations and covenants of officers of Crown Castle (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operations of Crown Castle and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). For purposes of our opinion, we have not independently verified all of the facts, statements,

Crown Castle International Corp.

July 26, 2017

representations and covenants set forth in the Officers’ Certificate, the Offering Documents or in any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on Crown Castle’s representation that the facts, statements, representations and covenants presented in the Officers’ Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts and matters addressed in the Officers’ Certificate. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with the statements in the Officers’ Certificate. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) Crown Castle and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdictions in which each was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Crown Castle is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

Crown Castle International Corp.

July 26, 2017

Based on and subject to the foregoing, we are of the opinion that, commencing with Crown Castle’s taxable year ending on December 31, 2014, Crown Castle has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will enable, it to continue to meet the requirements for qualification and taxation as a REIT. As noted in the Offering Documents, Crown Castle’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of Crown Castle’s operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

This opinion is furnished to you in connection with the Offering Documents. We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the headings “Material United States Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

We express no opinion with respect to the matters addressed in this opinion except as set forth above. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP